UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SinoHub, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SINOHUB, INC.
6/F, BUILDING 51, ROAD 5, QIONGYU BLVD.
TECHNOLOGY PARK, NANSHAN DISTRICT
SHENZHEN, PEOPLE’S REPUBLIC OF CHINA 518057

ANNUAL MEETING OF SHAREHOLDERS

___________________________

April 30, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of SinoHub, Inc., which is to be held at the offices of Seyfarth Shaw LLP at 620 Eighth Avenue, New York, New York 10018, on June 24, 2010 at 2:00 p.m. local time.  The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by a report on our operations.

The Notice of Annual Meeting of Stockholders and Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2009 is also enclosed. We encourage you to carefully read these materials.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting.  Therefore, I urge you to promptly vote and submit your proxy by signing, dating, and returning your proxy card.  Beneficial owners of shares held in street name should follow the instructions in the proxy statement for voting their shares.  If you are a record holder and you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2010:

This Proxy Statement, the Notice of Annual Meeting of Shareholders and Our Annual Report to Shareholders are available at http://www.sinohub.com.

Sincerely,

Henry T. Cochran Chairman and Chief Executive Officer

SINOHUB, INC.
6/F, BUILDING 51, ROAD 5, QIONGYU BLVD.
TECHNOLOGY PARK, NANSHAN DISTRICT
SHENZHEN, PEOPLE’S REPUBLIC OF CHINA 518057

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Meeting”) of SinoHub, Inc. (the “Company”) will be held at the offices of Seyfarth Shaw LLP at 620 Eighth Avenue, New York, New York 10018, on June 24, 2010 at 2:00 p.m. local time.  Voting materials, which include this Proxy Statement, the proxy card and our fiscal 2009 report to Stockholders, will first be mailed to Stockholders on or about May 5, 2010.  Shareholders who desire to attend the Meeting should indicate such planned attendance by marking the appropriate box on your proxy card.  Persons who do not indicate attendance at the Meeting by proxy will be required to present acceptable proof of stock ownership to attend the Meeting.  All shareholders must furnish personal photo identification for admission to the Meeting.

The Meeting will be held for the following purposes:

(1)	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

(2)	To act on a proposal to ratify the appointment of Baker Tilly Hong Kong Limited as the Company’s independent registered public accounting firm for the 2010 fiscal year; and

(3)	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

Only holders of shares of Common Stock of record at the close of business on April 30, 2010 are entitled to notice of and to vote at the Meeting and at any and all adjournments or postponements thereof.

By Order of the Board of Directors,

Henry T. Cochran Corporate Secretary
April 30, 2010

PROXY STATEMENT

The SinoHub, Inc. Board of Directors is soliciting proxies for the 2010 Annual Meeting.  You may revoke your proxy at any time prior to voting at the meeting by submitting a later dated proxy or by giving timely written notice of your revocation to the Secretary of the Company.  Proxies properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the terms of the proxies.

Registered shareholders holding shares of the Company’s Common Stock may vote by completing, signing and dating the proxy card and returning it as promptly as possible.  We, the Company, will pay all of the costs associated with this proxy solicitation.  Proxies may be solicited in person or by mail, telephone, telefacsimile or other means of electronic transmission by our directors, officers and employees.  We will also reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding materials to the beneficial owners of the shares of our Common Stock.

If you desire to attend the 2010 Annual Meeting, you should indicate your intent to attend in person when voting by marking the appropriate box on the enclosed proxy card.  If you do not indicate attendance at the meeting on the proxy, you will be required to present acceptable proof of stock ownership to attend.  All shareholders who attend the meeting must furnish personal photo identification for admission.  If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the meeting in order to vote.

VOTING RIGHTS

We had 28,518,381 shares of Common Stock outstanding as of April 30, 2010 each having one vote.  Only holders of the Company’s Common Stock of record at the close of business on April 30, 2010, will be entitled to vote.  A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting.  If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card.  As the beneficial owner, you have the right to direct the record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares in its discretion on “routine matters.”  For purposes of this annual meeting, the Company has determined that the appointment of its independent auditors (Proposal 2) is a routine matter.  However, absent your instructions, the record holder will not be permitted to vote your shares on a non-routine matter, which are referred to as “broker non-votes,” properly brought before the meeting.  Broker non-votes (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.  Beginning in 2010, the election of directors in an uncontested election is deemed to be a non-routine matter.  Accordingly, if you hold your shares in street name, in order for your shares to be voted for the election of directors at the Annual Meeting (Proposal No. 1), you must provide voting instructions to your broker in accordance with the voting instruction card that you will receive from your broker.  Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

We are not aware of any matters that are to come before the meeting other than those described in this Proxy Statement; however, if other matters do properly come before the meeting, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the 2010 Annual Meeting, seven directors are to be elected.  Set forth below is information regarding our current directors. Except as set forth below, there are no family relationships between any of our directors or executive officers. Each director holds his office until he resigns or is removed and his successor is elected and qualified.

Name	Age	Position	Term as a Director (1)
Henry T. Cochran	66	Chief Executive Officer and Chairman of the Board	May 2008 to the Present
Lei Xia	41	President and Director	May 2008 to the Present
Charles T. Kimball	64	Director	November 2008 to the Present
Will Wang Graylin	41	Director	January 2009 to the Present
Richard L. King	71	Director	February 2009 to the Present
Robert S. Torino	56	Director	February 2009 to the Present
Afshin Yazdian	36	Director	February 2009 to the Present

_______________
(1)
 Reflects the date appointed to the Board of SinoHub, Inc.  For those persons who served as directors of the Company’s wholly-owned subsidiary SinoHub International, Inc. prior to the reverse merger that resulted in SinoHub International, Inc. becoming a subsidiary of the Company (the “Reverse Merger”), their terms as directors of SinoHub International, Inc. commenced on the following dates:  Henry T. Cochran – March 1999 and  Lei Xia – July 2000.

The Director nominees are as follows:

Henry T. Cochran is the Chief Executive Officer of SinoHub, Inc. (the business currently known as SinoHub) and a founder of SinoHub International.  Mr. Cochran is a co-owner with Mr. Xia in GenNext Technology, Ltd.  From 2006-2008, GenNext’s sole business was to assist the Company by facilitating certain foreign exchange transactions, settling obligations to certain suppliers on behalf of the Company, and collecting certain customer remittances on behalf of the Company.  Upon the termination by the Company of its business arrangements with GenNext in 2008, GenNext has ceased to engage in active operations.  Mr. Cochran has served as Chairman of the Board of the predecessor company since inception in March 1999 and of SinoHub since the reverse merger in May 2008 with that predecessor and as Chief Executive Officer of the predecessor since May 2005. From April 2001 until becoming CEO of SinoHub International, Mr. Cochran was a business consultant.  Mr. Cochran was President and CEO of Content Integrity, Inc. until April 2001. Prior to the formation of Content Integrity, Mr. Cochran was President and CEO of Advanced Visual Systems Inc., a leader in data visualization software for developers. Before AVS, he was Vice President of the Advanced Indexing Products department of Sybase, Inc. to which he sold his former company, Expressway Technologies. Mr. Cochran was the founder and CEO of Expressway Technologies, formerly known as Henco Software. Henco was founded in 1975. Mr. Cochran is regarded in the industry as one of the pioneering entrepreneurs in fourth-generation languages for his design of INFO, the product that launched Henco into the front lines of the software industry in the early 1980s. Mr. Cochran holds a M.S. degree in mathematics from the University of Maryland and a B.S. in mathematics and economics from Vanderbilt University.

Lei Xia has been the President of SinoHub since the reverse merger in May 2008 and was a founder of SinoHub International.   Mr. Xia is a co-owner with Mr. Cochran in GenNext Technology, Ltd. Since May 2005 Mr. Xia has been responsible for the strategic business development, sales and marketing of first SinoHub International and, after the reverse merger, SinoHub. From July 2000 until May 2005, Mr. Xia was the Chief Executive Officer of SinoHub International and oversaw all of SinoHub International’s operations. Prior to founding SinoHub International, Mr. Xia founded RGL Beijing, a high-end software distributor and solution provider. Prior to RGL Beijing, Mr. Xia helped to start NEFAB (China). NEFAB is a Swedish manufacturer and packaging solution provider to major OEMs such as Ericsson, Nokia, Motorola and Nortel. Mr. Xia held the position of China country sales manager for NEFAB and built a nationwide sales and service team from ground up. He started his career in the Chinese electronics industry in 1995 as general manager of Arrow Electronics Shanghai branch, where he built the most successful sales team of Arrow China. To begin his career in electronics, Mr. Xia worked in Arrow Electronics’ headquarters under Steve Kaufman, Arrow’s CEO, in 1994 as a management trainee for one year. Mr. Xia holds a B.S. in Electrical Engineering from the University of Alabama.

Charles T. Kimball has been a partner at CTK Financial Services, an independent financial advisor, focused on extended financial markets research and asset allocation since April 2009. Mr. Kimball served as the chief research consultant for Bosera Fund Management Co., Ltd., one of the first mutual fund companies established in China, where he advised senior management on best practices in asset management and investment research from April 2006 to March 2009.  From April 2000 to March 2006 he was a partner at CTK Financial Services. Until March 2000, Mr. Kimball held a near 28-year career with JP Morgan and related entities, where among his roles, he served as head of international investments for the Multi-Markets Funds Group at JP Morgan Asset Management; head of investment research at Morgan Trust Bank in Tokyo; and equity analyst at Morgan Guaranty Trust, covering the electrical equipment and electronics industries, including electronic component distribution companies.

Mr. Kimball received a bachelor’s degree with honors in economics from Harvard University and an MBA from Stanford University Graduate School of Business.  He recently received a certificate in environmental economics, management and finance from the Center for Environment Research and Conservation (CERC) at Columbia University.

Will Wang Graylin has started five companies focused on mobile computing, security and payments since his graduate thesis on “Addressing the Complexity of Mobile Computing” at MIT nearly a decade ago. Mr. Graylin is currently the founder and CEO of ROAM Data, a premier Mobile Application and Payment Services company, helping enterprises extend valuable data and transactions to the cell phones of their mobile professionals.  Before ROAM, from December 2001 to April 2007 he was founder and CEO of WAY Systems, a mobile Point of Sales (POS) services company. He grew WAY from zero to the #2 Mobile POS provider in the U.S. and was honored with the 2005 “Movers & Shakers Award” by Transaction World magazine. Prior to WAY from March 2000 to November 2001 he was founder and CEO of EntitleNet, a security software company, sold to BEA Systems for a profit in 2001. Before that from March 1999 to March 2000 he was founding President of Marbles, later Skyfire Technologies, the first mobile thin client software company focused on enterprise applications for mobile workforces. He earned two Masters degrees from MIT (MBA & MSEECS) through the Leaders for Manufacturing program, after serving as a US Navy Nuclear Submarine Officer for nearly 6 years, the first naturalized China born immigrant to serve in this program.  Will is fluent in English, Mandarin and Cantonese.

Dr. Richard L. King, Ph.D. has been a venture partner at Los Angeles-based GRP, which manages more than $600 million in assets, since May 2001. Dr. King also serves on the science advisory board at New York University. He began his career in finance as an electronics analyst, applying his advanced sciences education at leading Wall Street firms and initiating investment banking relationships with such companies as National Semiconductor, Mostek and Unitrode. Dr. King moved on to become an investment banker, and then a venture capitalist concentrating exclusively in high technology ventures. Born in Shanghai, Dr. King is a grandson of two of the original founders of the Bank of China. He is a member and former director of the Committee of 100, an organization of prominent Chinese Americans founded to encourage stronger relations between the U.S. and Greater China, and a member of the World Affairs Council of San Francisco. He has lectured in Taiwan on the venture capital industry at the invitation of the Minister of Finance. Dr. King received his Doctorate in Physics from New York University and attended Stern Graduate School of Business at New York University.

Robert S. Torino is the chief operating officer of iPayment, Inc., a provider of credit and debit card-based payment processing services to small merchants, where he has been an officer since January 2001. Prior to that, Mr. Torino held the positions of chief financial officer, executive vice president and chief operating officer of iPayment Technologies, Inc., a predecessor of iPayment, Inc. Mr. Torino was also CEO of M80 Technologies, Inc., a software development company, and was president and CEO of software development company TRUE Software Inc. Mr. Torino received a Bachelor of Arts degree in Accounting from Boston College, Magna Cum Laude, and is a Certified Public Accountant.

Afshin Yazdian has served as the executive vice president and general counsel for iPayment, Inc. since 2001. He previously was general counsel and vice president of mergers and acquisitions for eConception, a technology venture fund. Mr. Yazdian also has previously practiced in the corporate and mergers and acquisitions groups at Waller Lansden Dortch & Davis, PLLC, a Nashville, Tennessee-based law firm. Mr. Yazdian received a Bachelor of Business Administration degree from Emory University in Atlanta, and graduated with honors from the University of Miami School of Law.

Vote Required and Board of Directors’ Recommendation.

 The election of each nominee for director requires a plurality of the votes cast in the election of directors.  The seven nominees for director receiving the highest number of affirmative votes from the shares voted at the annual meeting will be elected as directors.  In determining whether the proposal has been approved, abstentions will be counted for purposes of determining the presence or absence of a quorum, but will have no other legal effect under Delaware law, and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. Stockholders do not have the right to cumulate their votes in the election of directors.  If, at the time of the meeting any nominee should be unavailable to serve as a director, it is intended that votes will be cast, in accordance with the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors, or the Board of Directors may reduce the number of directors.  Each nominee has consented to being named in this Proxy Statement and to serve if elected.  The Board of Directors recommends that the shareholders vote FOR the nominees set forth above.  Properly executed and delivered proxies solicited by management for which no specific direction is included will be voted FOR the election of the nominees listed to serve as directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Baker Tilly Hong Kong Limited  (“Baker Tilly”), independent registered public accountants, served as the Company’s independent auditors reviewing the Company’s financial statements for the fiscal year ended December 31, 2009, and the Audit Committee has selected them to serve as the Company’s independent auditors for the current fiscal year.  As described below in “Audit Information”, Jimmy C.H. Cheung & Co. Certified Public Accountants served as the Company’s independent auditors prior to their resignation in February 3, 2010 as a result of their merger with Baker Tilly.  Services provided to the Company by Baker Tilly for the 2010 fiscal year are described in “Audit Information-Fees of Independent Registered Public Accountants.”  Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is requesting that shareholders ratify the selection of Baker Tilly as the Company’s independent registered public accountants to make an examination of the financial statements of the Company for the 2010 fiscal year.  If shareholders do not ratify the selection of Baker Tilly at the meeting, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Representatives of Baker Tilly are expected to be present at the annual general meeting of shareholders and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

Vote Required and Board of Directors’ Recommendation.

Ratification of the appointment of Baker Tilly as the Company’s independent registered public accountants for the 2010 fiscal year will require the affirmative vote of the holders of a majority of the shares of outstanding Common Stock present or represented at the Annual Meeting of Stockholders and entitled to vote thereat. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. The Board of Directors recommends that you vote FOR the ratification of the appointment of Baker Tilly as the Company’s independent registered public accountants for the 2010 fiscal year.  Proxies solicited by management for which no specific direction is included will be voted FOR ratification of the appointment of Baker Tilly.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information as of April 30, 2010 with respect to the beneficial ownership of shares of the Company’s Common Stock by (i) each person or group, according to the most recent Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission or otherwise known to us, to beneficially own more than 5% of the outstanding shares of such stock, (ii) each director; (iii) each of our executive officers named in the summary compensation table under “Director and Executive Compensation” currently serving as an executive officer; and (iv) the executive officers and directors as a group.  Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock (the only class of outstanding stock), except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 28,518,381 shares of common stock outstanding, as of April 30, 2010.  Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class(1)

Jan Rejbo 64/38 M.6 Crystal Park Soi Yothinpattana Praditmanutham Road Latprao, Latprao Bangkok W1 Thailand 10230	3,900,925(2)	13.7%

Renaissance US Growth Investment Trust PLC (3) 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,764,704(2)	6.1%

Russell Cleveland (4) 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	3,693,053	12.7%

Henry T. Cochran (5) (6)	4,362,429	15.3%

Lei Xia (5) (7)	3,121,509	11.0%

De Hai Li (5) (8)	596,735	2.1%

Will Wang Graylin (9)	14,837	*

Charles T. Kimball (10)	29,503	*

Richard L. King (11)	17,943	*

Robert S. Torino (12)	29,360	*

Afshin Yazdian (13)	26,424	*

All Officers and Directors as a Group (8 persons) (14)	8,198,740	28.8%

* Less than 1%

(1)	The percentage shown in the table is based on 28,518,381 shares of Common Stock outstanding on April 30, 2010.

(2)	The numbers of shares of Common Stock of the Company are as shown in the filed Schedule 13G or Schedule 13D reviewed by the Company or as of the latest practicable date.

(3)
Includes 294,117 shares which may be purchased pursuant to currently exercisable warrants.  The percentage shown in the table is based on 28,518,381 shares of Common Stock outstanding on April 30, 2010 and the shares issuable upon exercise of the warrants as described herein.   Russell Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of Renaissance US Growth Investment Trust PLC (formerly known as Renaissance US Growth & Income Trust PLC).  Mr. Cleveland has sole voting and investment power over, but disclaims beneficial ownership as to, the shares beneficially owned by Renaissance US Growth Investment Trust.

(4)
Includes: (i) 1,764,704 shares held by Renaissance US Growth Investment Trust Plc, which includes 294,117 shares which may be purchased pursuant to currently exercisable warrants, (ii) 812,351 shares held by Global Special Opportunities Trust Plc, which includes 147,058 shares which may be purchased pursuant to currently exercisable warrants, (iii) 812,351 shares held by Premier RENN Entrepreneurial Fund Ltd., which includes 147,058 shares which may be purchased pursuant to currently exercisable warrants., (iv) 228,747 shares held by RENN Global Entrepreneurs Fund, Inc., and (v) 75,000 shares held by Premier China Entrepreneurial Fund.  The percentage shown in the table is based on 28,518,381 shares of Common Stock outstanding on April 30, 2010 and the shares issuable upon exercise of the warrants as described herein.  Mr. Cleveland is President and Chief Executive Officer of RENN Capital Group, Inc., the investment manager of each of Renaissance US Growth Investment Trust PLC, Global Special Opportunities Trust Plc, Premier RENN Entrepreneurial Fund Ltd., RENN Global Entrepreneurs Fund, Inc. and Premier China Entrepreneurial Fund.  Mr. Cleveland has sole voting and investment power over, but disclaims beneficial ownership as to, the shares beneficially owned by each such entity.

(5)	The business address for these individuals is 6/F, Building 51, Road 5, Qiongyu Blvd., Technology Park, Nanshan District, Shenzhen 518053, People’s Republic of China.

(6)	Includes 480,796 shares owned by Mr. Cochran's wife Linda Marie Hetue.

(7)	Includes 637,445 shares owned by Mr. Xia's wife Han Tao Cui.

(8)	Includes 10,160 shares issuable pursuant to outstanding stock options within 60 days after April 30, 2010.

(9)	The home address for this individual is 15 Birch Pond Dr., Saugus, MA 01906. Includes 14,837 shares issuable pursuant to an outstanding stock option within 60 days after April 30, 2010.

(10)	The home address for this individual is 225 Mount Holly Road, Katonah, NY 10536. Includes 29,503 shares issuable pursuant to outstanding stock options within 60 days after April 30, 2010.

(11)	The home address for this individual is 1000 Mason Street, San Francisco, CA 94108. Includes 14,663 shares issuable pursuant to an outstanding stock option within 60 days after April 30, 2010.

(12)
The business address for this individual is c/o iPayment, Inc., 26707 West Agoura Road, Suite 100, Calabasas, CA 91302.  Includes 29,360 shares issuable pursuant to an outstanding stock option within 60 days after April 30, 2010.

(13)
The business address for this individual is c/o iPayment, Inc., 40 Burton Hills, Suite 415, Nashville, TN 37215.  Includes 26,424 shares issuable pursuant to an outstanding stock option within 60 days after April 30, 2010.

(14)
Includes 480,796 shares owned by Mr. Cochran's wife Linda Marie Hetue and 637,445 shares owned by Mr. Xia's wife Han Tao Cui.  Includes 125,090 shares issuable pursuant to outstanding stock options within 60 days after April 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of Common Stock to file with the SEC initial reports of ownership of shares of Common Stock and reports of changes in such ownership. The SEC’s rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports, we believe that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in the fiscal year ended December 31, 2009.

GOVERNANCE OF THE COMPANY

Board of Directors and Committees

The Company has established separate audit, nominating and compensation committees that are described below.

Code of Business Conduct and Code of Ethics. A code of business conduct and ethics is a written standard designed to deter wrongdoing and to promote (a) honest and ethical conduct, (b) full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements, (c) compliance with applicable laws, rules and regulations, (d) the prompt reporting violation of the code and (e) accountability for adherence to the code. The Company has a written Code of Business Conduct (the “Code of Business Conduct”) that applies to all of our personnel and a code of ethics (the “Senior Financial Officer Code of Ethics”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer, Controller and persons performing similar functions (collectively, the “Senior Financial Officers”). Printable copies of the Code of Business Conduct and the Senior Financial Officer Code of Ethics are available at www.sinohub.com under the heading Investors (Corporate Governance).

Board of Directors Independence. Our Board of Directors consists of seven members.  The following five members of the Board of Directors are “independent” as defined in applicable NYSE Amex rules:  Robert Torino, Afshin Yazdian, Charles T. Kimball, Will Wang Graylin and Robert L. King.

Audit Committee. Robert Torino, Afshin Yazdian and Charles T. Kimball are the members of our audit committee. Mr. Torino serves as the chairman of the audit committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls.  Mr. Torino serves as our “audit committee financial expert.”   The Company believes that while the members of the committee are collectively capable of analyzing and evaluating financial statements and understanding internal control over financial reporting and disclosure controls procedures, the Board of Directors has determined that only Mr. Torino qualifies as an “audit committee financial expert” and has determined that each committee member is financially literate under applicable NYSE Amex rules.

Nominating Committee. Richard L. King, Will W. Graylin and Charles T. Kimball are members of our nominating committee. Mr. King acts as chairman of the nominating committee. The nominating committee is primarily responsible for the nomination of potential directors for the Company’s Board of Directors.

Compensation Committee. Charles T. Kimball, Richard L. King and Will W. Graylin are the members of our compensation committee.  Mr. Kimball serves as the chairman of the compensation committee.   The compensation committee is primarily responsible for overseeing and administering our compensation plans and executive compensation matters.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors   Under the terms of the indemnification agreements, we agreed to indemnify our officers and directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent director in connection with any proceeding if the officer or director acted in good faith and did not derive an improper personal benefit from the transaction or occurrence that is the basis of the proceeding.

Board and Committee Meeting Attendance

In 2009, there were 6 meetings of the Board of Directors.  Wang Zan, who was a director at the time of the first meeting in 2009 on January 14, 2009, was not in attendance for that meeting. All other directors attended all of the meetings of the Board of Directors held in 2009 held during their respective tenures as a director.  In 2009, there were 4 meetings of the audit committee, all of which were attended by all of the members of the committee.  In 2009, there were no meetings of the compensation committee, which was formed in January 2010, or of the nominating committee.

Communications with Directors

Any director may be contacted by writing to him or her c/o the Secretary of the Company at the address set forth above.  Communications to the non-management directors as a group may be sent to the Independent Directors c/o the Secretary of the Company at the same address.  We promptly forward, without screening other than normal security procedures for all our mail, all correspondence to the indicated director or directors.

Annual Meeting Attendance

We do not have a formal policy requiring directors to attend shareholder meetings but we encourage members of the Board of Directors to attend the Annual Meeting of Shareholders.

Compensation Committee Interlocks And Insider Participation

The Compensation Committee of the Board is comprised of Messrs. Kimball (chair), King and Graylin, each a non-employee director of the Company.  None of our executive officers serves on the Compensation Committee or board of directors of any other company of which any members of our Compensation Committee or any of our directors is an executive officer.

Audit Committee Report.

The Audit Committee of the Board is composed of three directors, all of whom meet the current NYSE Amex test for independence.  The Committee acts under a written charter adopted by the Board.  The Audit Committee has prepared the following report on its activities with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2009 (the “Audited Financial Statements”).

•	The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management;

•
The Audit Committee discussed with Baker Tilly Hong Kong Limited (“Baker Tilly”), the Company’s independent auditors for fiscal 2009, the matters required to be discussed by Statements on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
 The Audit Committee received from the independent auditors the written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with Baker Tilly its independence from the Company and its management, and considered whether Baker Tilly’s provision of non-audit services to the Company was compatible with the auditor’s independence; and

•
Based on the review and discussion referred to above, and in reliance thereon, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the U.S. Securities and Exchange Commission.

All members of the Audit Committee concur in this report.

AUDIT COMMITTEE:	Robert Torino
Charles T. Kimball
Afshin Yazdian

Executive Officers

Set forth below is information regarding our current executive officers. Except as set forth below, there are no family relationships between any of our executive officers and our directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns or is removed by the Board or his successor is elected and qualified.

Name	Age	Position	Term as a Officer (1)
Henry T. Cochran	66	Chief Executive Officer and Chairman of the Board	May 2008 to the Present
Lei Xia	41	President and Director	May 2008 to the Present
De Hai Li	40	Chief Financial Officer	November 2008 to the Present

_______________
(1)
 Reflects the date elected as an executive officer of SinoHub, Inc. at the beginning of their current term.   Messrs.  Cochran, Xia and Li served as officers of the Company’s wholly-owned subsidiary SinoHub International, Inc. prior to the reverse merger that resulted in SinoHub International, Inc. becoming a subsidiary of the Company (the “Reverse Merger”), and their terms as executive officers of SinoHub International, Inc. commenced on the following dates:  Henry T. Cochran – March 1999, Lei Xia – July 2000 and De Hai Li – March 2005.

Henry T. Cochran is the Chief Executive Officer of SinoHub, Inc. (the business currently known as SinoHub) and a founder of SinoHub International.  Mr. Cochran is a co-owner with Mr. Xia in GenNext Technology, Ltd.  From 2006-2008, GenNext’s sole business was to assist the Company by facilitating certain foreign exchange transactions, settling obligations to certain suppliers on behalf of the Company, and collecting certain customer remittances on behalf of the Company.  Upon the termination by the Company of its business arrangements with GenNext in 2008, GenNext has ceased to engage in active operations.  Mr. Cochran has served as Chairman of the Board of the predecessor company since inception in March 1999 and of SinoHub since the reverse merger in May 2008 with that predecessor and as Chief Executive Officer of the predecessor since May 2005. From April 2001 until becoming CEO of SinoHub International, Mr. Cochran was a business consultant.  Mr. Cochran was President and CEO of Content Integrity, Inc. until April 2001. Prior to the formation of Content Integrity, Mr. Cochran was President and CEO of Advanced Visual Systems Inc., a leader in data visualization software for developers. Before AVS, he was Vice President of the Advanced Indexing Products department of Sybase, Inc. to which he sold his former company, Expressway Technologies. Mr. Cochran was the founder and CEO of Expressway Technologies, formerly known as Henco Software. Henco was founded in 1975. Mr. Cochran is regarded in the industry as one of the pioneering entrepreneurs in fourth-generation languages for his design of INFO, the product that launched Henco into the front lines of the software industry in the early 1980s. Mr. Cochran holds a M.S. degree in mathematics from the University of Maryland and a B.S. in mathematics and economics from Vanderbilt University.

Lei Xia has been the President of SinoHub since the reverse merger in May 2008 and was a founder of SinoHub International.   Mr. Xia is a co-owner with Mr. Cochran in GenNext Technology, Ltd. Since May 2005 Mr. Xia has been responsible for the strategic business development, sales and marketing of first SinoHub International and, after the reverse merger, SinoHub. From July 2000 until May 2005, Mr. Xia was the Chief Executive Officer of SinoHub International and oversaw all of SinoHub International’s operations. Prior to founding SinoHub International, Mr. Xia founded RGL Beijing, a high-end software distributor and solution provider. Prior to RGL Beijing, Mr. Xia helped to start NEFAB (China). NEFAB is a Swedish manufacturer and packaging solution provider to major OEMs such as Ericsson, Nokia, Motorola and Nortel. Mr. Xia held the position of China country sales manager for NEFAB and built a nationwide sales and service team from ground up. He started his career in the Chinese electronics industry in 1995 as general manager of Arrow Electronics Shanghai branch, where he built the most successful sales team of Arrow China. To begin his career in electronics, Mr. Xia worked in Arrow Electronics’ headquarters under Steve Kaufman, Arrow’s CEO, in 1994 as a management trainee for one year. Mr. Xia holds a B.S. in Electrical Engineering from the University of Alabama.

De Hai Li was re-appointed Chief Financial Officer of SinoHub on November 28, 2008. Mr. Li initially became Chief Financial Officer of SinoHub in May 2008 following the reverse merger and on September 11, 2008, he resigned his position as Chief Financial Officer of SinoHub and became Vice President of Finance.   Mr. Li joined SinoHub International as its Chief Financial Officer on March 1, 2005. Prior to joining SinoHub, Mr. Li was the Chief Financial Officer of Shenzhen Excellence Investment Development Co., Ltd., which provides international logistics management, bonded warehouse, international shipment, international trading, real estate management and construction services. Mr. Li became the Chief Financial Officer of Shenzhen Excellence in May 2003. While at Shenzhen Excellence, Mr. Li raised capital of RMB 120 million, managed the acquisition of a State-owned company and created an effective financial management system for all seven subsidiaries.  Prior to Excellence, Mr. Li was the Chief Financial Officer of Hong Kong B&D Engine Co., Ltd. (Shenzhen) a large scale OEM for Mercedes Benz.  Mr. Li began his career in The Fourth Survey and Design Institute of China Railway where he progressed from bookkeeper, accountant, accounting supervisor and financial controller to chief finance officer. Mr. Li holds a Bachelor’s degree in Economics and Management from Hubei University.

DIRECTOR AND EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to (i) all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last two completed fiscal years, regardless of compensation level, and (ii) the Company’s two most highly compensated executive officers other than the principal executive officers serving at the end of the last two completed fiscal years (collectively, the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Total Compensation
Henry T. Cochran, Chief Executive Officer	2009	$230,000	$19,167	$69,489	$318,656
	2008	$100,985(2)	$5,124	$-	$106,109
	2007	$55,611	$4,637	$-	$60,254
Lei Xia, President	2009	$200,000	$16,667	$60,427	$277,094
	2008	$82,847	$3,660	$-	$86,507
	2007	$39,722	$3,310	$-	$43,032
De Hai Li, Chief Financial Officer	2009	$180,000	$15,000	$54,383	$249,383
	2008	$80,474	$3,953	$-	$84,427
	2007	$31,778	$11,703	$108,900	$152,381
Steven L. White, Former Chief Executive Officer(3)	2008	$-	$-	$-	$-
	2007	$-	$-	$-	$-

(1)
The amounts reported in this column Represents the grant date fair value of shares of restricted stock. Pursuant to SEC rules, the amounts shown in these columns exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made when calculating the amounts in this table are found in Note 10 to the SinoHub consolidated financial statements for the years ended December 31, 2009 and December 31, 2008 contained in the annual report accompanying this Proxy Statement.

(2)	Mr. Cochran’s base salary was increased to $230,000 per annum on October 1, 2008.

(3)
Upon consummation of the reverse merger in May 2008, Mr. White resigned as Chief Executive Officer.  Mr. White was not paid any compensation for service in such role in 2007 or 2008 because the company was not operating while he served as Chief Executive Officer but he was reimbursed for expenses incurred on behalf of SinoHub.

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2009. Restricted stock was granted pursuant to the Company’s 2008 Amended and Restated Stock Plan.  The restricted stock vested on December 31, 2009.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Henry T. Cochran	7/22/2009	24,468	_	$ _	$69,489
Lei Xia	7/22/2009	21,277	_	_	60,427
De Hai Li	7/22/2009	19,149	_	_	54,383

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding stock options held by the Company’s Named Executive Officers at December 31, 2009.

Name	Number of	Number of	Option Exercise	Option Expiration
	Securities	Securities	Price	Date
	Underlying	Underlying	($)
	Unexercised	Unexercised
	Options (#)	Options (#)
	Exercisable	Unexercisable)
Henry T. Cochran	-	-
Lei Xia	-	-
De Hai Li	2,656	-	$0.10	April 1, 2015
De Hai Li	1,992	-	$0.10	August 5, 2015
De Hai Li	5,312	-	$0.10	October 20, 2015

(1)	Each option vested at a rate of 6.25% of the shares subject to the original grant each quarter. The options became fully vested on April 1, 2009, August 5, 2009 and October 20, 2009, respectively.

Option Exercises and Stock Vested in 2009

The following table presents information for our Named Executive Officers on the number of shares acquired upon the vesting of stock awards in the form of restricted stock grants during fiscal year 2009, and the value realized before payment of any applicable withholding tax and broker commissions.   The grants were all effective on July 27, 2009 and all vested in their entirety on December 31, 2009.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Henry T. Cochran	24,468	$97,872
Lei Xia	21,277	$85,108
De Hai Li	19,149	$76,596

Director Compensation

The following table sets forth all compensation awarded to, earned by or paid to the directors in 2009 for service as directors:

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Henry T. Cochran	0	0	0	0	0	$		$0
Lei Xia	0	0	0	0	0	$		$0
Charles T. Kimball(1)	$14,000	0	$42,844	0	0	$		$56,844
Will Wang Graylin(2)	$5,000	0	$22,292	0	0	$		$27,292
Robert S. Torino(3)	$19,000	0	$42,527	0	0	$		$61,527
Afshin Yazdian(4)	$17,000	0	$38,275	0	0	$		$55,275
Richard L. King(5)	$5,000	0	$21,239	0	0	$		$26,239
Zan Wang(6)	0	0	0	0	0		0	$0

(1)
Non-qualified option to purchase 107,914 shares of SinoHub Common Stock at $2.35 (average of 5 prior trading days closing price) for a period of 5 years granted on January 1, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.

(2)
Non-qualified option to purchase 59,347 shares of SinoHub Common Stock at $2.48 (average of 5 prior trading days closing price) for a period of 5 years granted on January 14, 2009 for future service to the Company vesting  on a quarterly basis at a rate of 20% per year.

(3)
Non-qualified option to purchase 117,440 shares of SinoHub Common Stock at $2.40 (average of 5 prior trading days closing price) for a period of 5 years granted on February 3, 2009 for future service to the Company vesting  on a quarterly basis at a rate of 20% per year.

(4)
Non-qualified option to purchase 105,696 shares of SinoHub Common Stock at $2.40 (average of 5 prior trading days closing price) for a period of 5 years granted on February 3, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.

(5)
Non-qualified option to purchase 58,651 shares of SinoHub Common Stock at $2.35 (average of 5 prior trading days closing price) for a period of 5 years granted on February 3, 2009 for future service to the Company vesting on a quarterly basis at a rate of 20% per year.

(6)	Mr. Zang resigned as a director of the Company in 2009.

All compensation paid to our employee directors is set forth in the tables summarizing executive officer compensation above.   For the 2009 fiscal year, non-employee directors were entitled to receive $1,000 for each meeting attended in person and the stock options captioned above based on approximately $20,000 per year compensation under the Black-Scholes pricing model. Beginning March 2009, members of the audit committee were entitled to receive $3,000 for each audit committee meeting attended in person and annual stock option grants of an amount of shares that will produce a value of approximately $16,000 under the Black-Scholes pricing model, and the chairman of the audit committee was entitled to receive $3,500 for each audit committee meeting attended in person and annual stock option grants of an amount of shares that will produce a value of approximately $20,000 under the Black-Scholes pricing model.  As set forth in the table above, Mr. Kimball received $14,000 in cash in 2009 for five board meetings attended and three audit committee meetings attended; Mr. Graylin received $5,000 in cash for five board meetings attended; Mr. Torino received $19,000 in cash for five board meetings and four audit committee meetings attended; Mr. Yazdian received $17,000 in cash for five board meetings and four audit committee meetings attended; and Mr. King received $5,000 in cash for five board meetings attended.

The Option Awards column reflects the grant date fair value, in accordance with Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation (formerly Statement of Financial Accounting Standards (SFAS) No. 123R) for awards pursuant to the Company’s equity incentive program  Assumptions used in the calculation of these amounts for the fiscal year ended December 31, 2009 are included in Footnote 10 “Stock Options” to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2010.

The Company cautions that the amounts reported in the Director Compensation Table for these awards may not represent the amounts that the directors will actually realize from the awards.  Whether, and to what extent, a director realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the director’s continued service.

Employment Contracts

The officers have entered into standard employment contracts with subsidiaries of SinoHub, pursuant to which the officers are engaged to serve in their respective positions.  The employment contracts set forth the officer’s annual salary, hours of work, social insurance requirements and other terms.  This is the standard form of employment contract entered into with all of SinoHub’s employees.   The terms of the employment contracts include the following:

Name	Term	Monthly Wage	Job Title
Henry T. Cochran	January 1, 2010 through December 31, 2010	$20,833(1)	Chief Executive Officer
Lei Xia	January 1, 2010 through December 31, 2010	$18,333	President
De Hai Li	January 1, 2010 through December 31, 2010	$16,667	Chief Financial Officer

(1)	A portion of Mr. Cochran’s monthly salary is payable in RMB at a rate of US$5,000 per month based on the exchange rate at the time of payment (6.83 RMB per USD throughout 2009).

Each of Messrs. Cochran, Xia and Li are employed by both of the Company’s principal subsidiaries, SinoHub Electronics Shenzhen, Ltd. and B2B Chips, Ltd., which are located in the areas where they spend most of their time, Shenzhen and Hong Kong, respectively, and a portion of their salaries is paid by each company. Were they to be employed by SinoHub, Inc. in the USA, it would make it very difficult for Mr. Cochran and Mr. Xia (both US citizens) to get Shenzhen resident permits.  In Mr. Li’s case, since he is a Chinese citizen, if he were to be employed by SinoHub, Inc. in the US it might raise potential issues for him, including obtaining the requisite work permits and possible tax liability.

The employment agreements between B2B Chips and each of the named executive officers  provide for the payment of one month’s wages in the event the agreements are terminated by the Company on less than one month’s notice and for repatriation of the named executive officers to Hong Kong or, at the officer's request, to his place of origin if such place is nearer to his place of work, at the Company’s expense, in the event of the termination of the agreements by the Company, as a result of the disability of the officer, or by the officer upon one month’s notice or forfeiture of one month’s wages to the Company or as a result of a breach of the applicable agreement by the Company.  The payment of one month’s wages would result in a payment of $20,833 to Mr. Cochran, a payment of $18,333 to Mr. Xia and a payment of $16,667 to Mr. Li based on their current salary levels.

The employment agreements between B2B Chips and each of the named executive officers further provide for the payment of medical expenses in the event that the officer is incapacitated whether or not the cause of such incapacity is work-related.  If the cause of the officer’s incapacity or death is work-related, the officer is also entitled to compensation in accordance with the law of the officer’s then-current place of employment or the laws of Hong Kong if the local law does not provide for such payments.  If the cause of the officer’s incapacity is not work-related, the officer is also entitled to payment of full wages for up to three months and half wages for up to an additional nine months so long as the incapacity persists, which would result in maximum payments of $156,250, $137,500 and $125,000, respectively, to Messrs. Cochran, Xia and Li based on their current salary levels.

The restricted stock granted to Messrs. Cochran, Xia and Li vests immediately upon a change of control, or termination of their services with the Company due to their death, incapacity or termination by the Company without cause.  Based on the closing price of the Company’s common stock on April 29, 2010 of $2.90 per share, the value of the vested shares would be $63,438, $55,825 and $50,750, respectively, to Messrs. Cochran, Xia and Li.

Other than as set forth above, there are no material terms of the contracts that provide for payments in connection with the resignation, retirement or other termination of a named executive officer or in connection with a change of control and except as disclosed above, there are no other arrangements with any Named Executive Officer with respect to termination of employment or change of control transactions.

Compensation Risk Assessment

In setting compensation, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of its goals that may be inherent in its compensation programs.  The Compensation Committee reviewed and discussed its assessment with management and outside legal counsel and concluded that the Company’s compensation programs are within industry standards and are designed with the appropriate balance of risk and reward to align employees’ interests with those of the Company and do not incent employees to take unnecessary or excessive risks. Although a portion of our executives’ and employees’ compensation is performance-based and “at risk,” we believe our compensation plans are appropriately structured and are not reasonably likely to result in a material adverse effect on the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During the last two fiscal years, we have not entered into any material transactions or series of transactions that would be considered material in which any officer, director or beneficial owner of 5% or more of any class of our capital stock, or any immediate family member of any of the preceding persons, had a direct or indirect material interest, nor are there any such transactions presently proposed, except as set forth below.  References in this section to the “Company” include the Company’s subsidiary SinoHub International, Inc. which was acquired by the Company in a reverse merger in May 2008

On March 20, 2007, the Company issued 371,842 shares of its common stock to Linda Marie Hetue, the spouse of Henry T. Cochran, the Company’s CEO and Chairman for agreeing to let the Company use the condominium in which she holds 50% ownership (and Henry T. Cochran owns the remaining 50%) as collateral for a revolving cash bank loan from Shenzhen Development Bank in the principal amount of $650,000 initially made on March 15, 2007. This bank loan agreement was terminated on its due date of March 15, 2008.  Ms. Hetue and Mr. Cochran have provided the condominium as collateral with respect to subsequent loan agreements, the most recent one being dated September 25, 2009 for $4.4 million with Commercial Industrial Bank of Fujian (CIB) and repayable on September 25, 2010, with no further consideration payable for the provision of such collateral. The loans from CIB generally have 1 year terms with repayment in full required at the end of the term and a new loan agreement put in place at that time. The shares issued to Ms. Hetue were valued at $43,000.  The value of the payment was determined by the CFO of the Company, taking into account, among other factors, the value of the asset provided as collateral.  The Company’s subsidiary, SinoHub Electronics Shenzhen, Ltd. and the Company’s President, Lei Xia, and his spouse, Hantao Cui, both shareholders of the Company, have also provided guarantees for the CIB loan with no consideration paid to them.

On January 17, 2008, the Company’s subsidiary SinoHub Electronics Shenzhen, Ltd. acquired direct ownership of SinoHub SCM Shanghai, Ltd. from Sai Lin Xu.  Prior to that date, SinoHub Electronics Shenzhen was the sole beneficial owner of SinoHub SCM Shanghai and record ownership of SinoHub SCM Shanghai was held in the name of Ms. Xu, the mother-in-law of Lei Xia, the Company’s President, who acted as trustee pursuant to a Declaration of Trust that vested all beneficial rights in the stock to SinoHub Electronics Shenzhen and compelled the trustee to act at the direction of SinoHub Electronics Shenzhen.  The trust arrangement was originally established at a time when Chinese regulations only allowed import/export licenses to be issued to companies that were 100% owned by Chinese citizens. SinoHub Electronics Shenzhen was willing to terminate the trust arrangement with respect to the shares of SinoHub SCM Shanghai after this ownership requirement was removed.  SinoHub Electronics Shenzhen paid nominal consideration for the transfer of the shares. In accordance with the terms of the Declaration of Trust, no material monetary payment was associated with this acquisition because through the Declaration of Trust, SinoHub Electronics Shenzhen had borne all costs relating to the formation of SinoHub SCM Shanghai.

The Company distributed electronic components to and resold electronic products purchased from GenNext Technology, Ltd., a company owned jointly by Henry T. Cochran, the Company’s CEO and Chairman and Lei Xia, the Company’s President and member of the Board of Directors of the Company. The goods were electronic components.  Since China’s currency is not freely convertible there are a number of customers who require their financial transactions to be domiciled in Hong Kong using a “hard” currency (usually USD or HKD).  The related company was used for transactions that the customer required to be domiciled in Hong Kong. GenNext was used to operate outside the PRC and to take advantage of its existing banking relationships.  GenNext assisted the Company by facilitating certain foreign exchange transactions, settled obligations to certain suppliers on behalf of the Company, and collected certain customer remittances on behalf of the Company. Commencing in the fourth quarter of 2008, the Company discontinued these related company activities as the Company’s Hong Kong operation achieved the required assignment of customer contracts and bank accounts to support foreign exchange transactions. In addition, GenNext provided certain warehousing and logistics services to the Company during the development of its Hong Kong operation. In each case the amount of consideration was based on the cost of goods plus labor costs. The labor costs were based on the actual square footage of GenNext’s warehouse that the Company used.  Payment amounts to GenNext were determined by cost pass-through without mark-up.  During 2008, GenNext did not engage in any business other than providing the services described above to the Company.  Since the Company discontinued its relationship with GenNext, GenNext has ceased to engage in active operations.

During 2008, the Company sold goods totaling approximately $1.5 million to GenNext and purchased goods totaling approximately $3,000,000, respectively, from GenNext.  The prices at which each of the Company and GenNext sold such goods to the other party were based on the prices at which the Company and GenNext sold the same or comparable goods to unrelated third parties.  During 2008, the sole third parties to whom GenNext sold such goods were customers of the Company who wanted their purchases domiciled in Hong Kong and who were directed to GenNext by the Company. Such customers are now serviced in Hong Kong by the Company’s subsidiary B2B Chips.

The Company paid no service fees to GenNext in 2008.

During 2008, the Company leased warehouse space to GenNext for aggregate rent of approximately $64,000.  The amount of rent was determined by cost pass-through without mark-up based on actual square feet of the Company’s warehouse that GenNext used.

At December 31, 2007, GenNext owed the Company $1,493,000, which was interest free and repayable on demand. This amount included roughly $700,000 representing the net unpaid balance owed by GenNext to the Company for products sold by the Company to GenNext in 2007, $90,000 in unpaid rent owed by GenNext for rental of warehouse space in 2007, and $700,000 advanced by the Company to GenNext for anticipated payments to be made by GenNext in 2008 to assist the Company in facilitating certain foreign exchange transactions, settling obligations to certain suppliers on behalf of the Company, and collecting certain customer remittances.  During 2008, GenNext repaid the full $1,493,000 to the Company, and at December 31, 2008, there was no amount outstanding between the Company and GenNext.

On April 10, 2008, the Company’s subsidiary B2B Chips Ltd. acquired SinoHub Technology (Hong Kong) from its owners, Henry T. Cochran, the Company’s CEO and Chairman, and Lei Xia, the Company’s President and member of the Board of Directors, for HKD 10,000 ($1,290), which represented the initial capital contributions of Messrs. Cochran and Xia in the company.   SinoHub Technology never conducted any business and its sole asset at all times was a Hong Kong bank account holding the balance of the capital contributions.  The acquisition of SinoHub Technology by B2B Chips was a purchase for convenience and the purchase price was fixed by the Company’s CFO at HKD 10,000 ($1,290), the value of SinoHub Technology’s sole asset, i.e., the cash balance of its bank account, and the cash spent on organizing SinoHub Technology.

In May 2008, Liberty Alliance, Inc., SinoHub Acquisition Corp., known as the Merger Sub, SinoHub, Inc., known as the Acquired Sub, and Steven L. White, the principal stockholder of Liberty Alliance, Inc., entered into an Agreement and Plan of Merger pursuant to which the Merger Sub agreed to merge with and into the Acquired Sub, with the Acquired Sub being the surviving corporation. In connection with the merger, Liberty Alliance, Inc. issued to the stockholders of the Acquired Sub 18,290,000 shares of the Company’s common stock in exchange for all the outstanding shares of the Acquired Sub’s preferred and common stock and the Company assumed options exercisable for additional shares of common stock. Under the Agreement and Plan of Merger, Steve White, the controlling shareholder of the company while it was a dormant shell and its sole director, surrendered 5,203,907 shares of common stock of Liberty Alliance, Inc. and was granted piggyback registration rights with respect to the remaining 196,093 shares he owned.  Mr. White also executed a lock-up agreement with the Company that expired on May 14, 2009.

On April 13, 2009, the Company entered into a registration rights agreement with the holders of an aggregate of 7,352,750 shares of the Company’s common stock issued in respect of SinoHub International’s Series A, B and C Convertible Preferred Stock in connection with the reverse merger (the “Former Preferred Holders”) providing them with demand and piggyback registration rights with respect to such shares on the condition that such rights will not be exercisable for a period of 180 days following May 13, 2009. The Former Preferred Holders include the Company’s CEO, Henry T. Cochran, and Jan Rejbo, who currently owns approximately [13.7]% of the Company’s outstanding stock.  Prior to the reverse merger, the Former Preferred Holders were entitled to piggy back and demand registration rights with respect to the shares of SinoHub International common stock into which the shares of SinoHub International’s Series A, B and C Convertible Preferred Stock was convertible pursuant to the terms of certain Stock Purchase Agreements entered into among SinoHub International and such holders.  Prior to the execution of such registration rights agreement, on March 6, 2009, the Company entered a waiver agreement with the respect to the registration rights agreement between the Company and the holders of common stock purchased in the Company’s September 2008 private placement (the “Private Placement Investors”) pursuant to which the Private Placement Investors consented to the inclusion of the shares held by the Former Preferred Holders, and by certain other stockholders (the “Additional Stockholders”), including Lorikeet, Inc., a company beneficially owned by our former CEO Steven White in a registration statement filed by the Company to register the resale of the shares owned by the Private Placement Investors.  The Additional Stockholders are entitled to piggyback registration rights under the terms of the Merger Agreement entered into in connection with SinoHub’s reverse merger.  Under the terms of the registration rights agreement with the Former Preferred Holders, the Former Preferred Holders agreed not to include their shares in the registration statement.  The Company subsequently filed a registration statement for the resale of the shares held by the Former Preferred Holders with the SEC, which registration statement became effective on November 6, 2009.

On May 7, 2009, the Company’s President, Lei Xia, his spouse, Hantao Cui, and De Hai Li, our Chief Financial Officer, all shareholders of the Company, provided guarantees for a loan given to SinoHub SCM Shenzhen Limited by the Shenzhen branch of the Hangzhou Bank in the amount of $6,400,000.  No consideration was paid to them for the guarantees.  The facility is available through April, 2010, and the term of any individual loan thereunder will be determined at the time of the loan by mutual agreement of the bank and SinoHub SCM Shenzhen Limited.

On August 21, 2009 the Company’s subsidiary SinoHub Electronics Shenzhen, Ltd. acquired direct ownership of 100% of the equity interest in SinoHub SCM Shenzhen, Ltd. from Ms. Hantao Cui, a shareholder of the Company and the spouse of our President Lei Xia (the “Trustee”).  Prior to that date, SinoHub Electronics Shenzhen was the sole beneficial owner of SinoHub SCM Shenzhen, Ltd. and record ownership of SinoHub Shenzhen, Ltd. was held in the name of Ms. Cui, who acted as trustee pursuant to a Declaration of Trust that vested all beneficial rights in the stock to SinoHub Electronics Shenzhen and compelled the trustee to act at the direction of SinoHub Electronics Shenzhen.  SinoHub Electronics Shenzhen paid nominal consideration for the transfer of the shares as the Declaration of Trust granted it the right to cause the shares of SinoHub SCM Shenzhen, Ltd. previously registered in the name of the Trustee to be registered in the name of SinoHub Electronics Shenzhen, Ltd.

AUDIT INFORMATION

Baker Tilly Hong Kong Limited (“Baker Tilly”) is our Principal Independent Registered Public Accountants engaged to examine our financial statements for the fiscal years ended December 31, 2010 and 2009. Jimmy C.H. Cheung & Co. Certified Public Accountants (“Cheung”) was our independent accounting firm for the fiscal year ended December 31, 2008.  On February 3, 2010, the Company was notified that effective January 29, 2010, the US Audit Practice of Cheung merged with Baker Tilly resulting in the resignation of Cheung as independent registered public accounting firm for the Company.  The Audit Committee then selected Baker Tilly as the Company’s  independent registered public accounting firm for the fiscal year ended December 31, 2009.

During the Company’s most two recent fiscal years ended December 31, 2009 and 2008 and through April 30, 2010, the Company did not consult with Baker Tilly or Cheung on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and neither Baker Tilly nor Cheung provided either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The following table shows the fees that we paid or accrued for the audit and other services provided by Baker Tilly for the fiscal year ended December 31, 2009 and by Cheung for the fiscal year ended December 31, 2008.

Audit Fees

This category includes the audit of our annual financial statements, review of financial statements included in our annual and quarterly reports and services that are normally provided by the independent registered public accounting firms in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees

This category consists of assurance and related services by the independent registered public accounting firms that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees”. The services for the fees disclosed under this category include services relating to our registration statement and consultation regarding our correspondence with the SEC.

Tax Fees

This category consists of professional services rendered for tax compliance and tax advice.

All Other Fees

This category consists of fees for other miscellaneous items

Fee Category	2009	2008

Audit Fees	$176,300	$147,800

Audit-Related Fees	$12,000	$--

Tax Fees	$--	$--

All Other Fees	$--	$--

Pre-Approved Services

The Audit Committee’s charter provides for pre-approval of audit, audit-related and tax services to be performed by the independent auditors.  As the Audit Committee was not established until March 2009, the services, as described above, were not pre-approved by the Audit Committee but were approved by the Board as a whole pursuant to Section 3(a)(58) of the Securities Exchange Act of 1934.  The Audit Committee approved the audit, audit-related and tax services to be performed by independent auditors and tax professionals in 2010.

The charter also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.  The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.  The Audit Committee has not delegated such authority to its members.

PROPOSALS FOR 2011 ANNUAL MEETING

Under the regulations of the Securities and Exchange Commission, if you desire to make a proposal to be acted upon at the 2011 Annual Meeting of Shareholders, you must deliver the proposal, in proper form, to the Secretary of the Company, no later than January 5, 2011, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.  The address for the Secretary of the Company is 6/F, Building 51, Road 5, Qiongyn Blvd., Technology Park, Nanshan District, Shenzhen, People’s Republic of China 518057.  The Company anticipates holding the 2010 Annual Meeting of Shareholders on June 24, 2011.

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings.  To nominate a candidate for director or to bring other business before a meeting, notice must be received by the Secretary of the Company (i) no later than April 24, 2011, and no earlier than March 25, 2011 or (ii) if the date of the 2011 Annual Meeting of Shareholders is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, no later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation and no earlier than the close of business on the ninetieth day prior to such annual meeting.  Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving the notice.  Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefore, and other specified matters.  The nominating committee will consider candidates recommended by shareholders in the same manner it considers other candidates. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company, Henry T. Cochran, at the address set forth above.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF SINOHUB, INC.
for the June 24, 2010 Annual Meeting of Stockholders and any postponement(s) or adjournment(s)
thereof.

     The undersigned hereby: (a) acknowledges receipt of the Notice of the Annual Meeting of the stockholders of SinoHub, Inc. to be held on June 24, 2010 (the “Annual Meeting”), and the associated Proxy Statement; (b) appoints Henry T. Cochran, as proxy, with the power to appoint a substitute; (c) authorizes each proxy to represent and vote, as designated below, all of the shares of Common Stock of the Company, par value $0.001 per share, held of record by the undersigned at the close of business on April 30, 2010, at the Annual Meeting and at any postponement(s) or adjournment(s) thereof; and (d) revokes any proxies previously given.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2010:

This Proxy Statement, the Notice of Annual Meeting of Shareholders and Our Annual Report to Shareholders are available at http://www.sinohub.com.

1.
The Board of Directors recommends a vote FOR each director of the Company listed below, to serve until the Annual Meeting of Stockholders following the 2010 fiscal year and until such director’s respective successors shall be elected and qualified, or until such director’s earlier death, resignation or removal from office.

Henry T. Cochran
	FOR ☐	AGAINST ☐

Lei Xia
	FOR ☐	AGAINST ☐

Charles T. Kimball
	FOR ☐	AGAINST ☐

Will Wang Graylin
	FOR ☐	AGAINST ☐

Dr. Richard L. King, Ph.D.
	FOR ☐	AGAINST ☐

Robert S. Torino
	FOR ☐	AGAINST ☐

Afshin Yazdian
	FOR ☐	AGAINST ☐

2.	The Board of Directors recommends a vote FOR ratification of the appointment of Baker Tilly Hong Kong Limited as the independent auditors for the Company for the fiscal year ending December 31, 2010.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this Proxy will be voted FOR the proposals set forth above.

Please sign, date, and return this Proxy as promptly as possible in the envelope provided:

Dated: , 2010

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Signature(s) of Stockholders

Joint owners should each sign. Signature(s) should correspond with the name(s) printed on your stock certificates. Attorneys, executors, administrators, and guardians should give full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.